UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: October 27, 2008
(Date of earliest event reported)
Corning Natural Gas Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	000-00643 (Commission File Number)	16-0397420 (I.R.S. Employer Identification No.)

330 West William Street, Corning New York	14830
(Address of principal executive offices)	(Zip Code)
(607) 936-3755
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On October 27, 2008, Manufacturers and Traders Trust Company, a New York banking corporation (“M&T Bank”), agreed to loan Corning Natural Gas Corporation (the “Company”) an additional $1.0 million upon the terms and conditions of a commitment letter dated October 22, 2008. The Company has an existing $6.0 million credit facility with M&T Bank entered into on May 7, 2008 and amended on October 16, 2008. The additional loan is evidenced by a demand note (the “Note”), dated October 27, 2008, in the amount of $1.0 million payable to M&T Bank. Interest is payable monthly at the M&T Bank prime rate plus 1.0%. The Company agreed to repay a minimum of 50% of the loan by December 31, 2009 and the remaining outstanding principal amount of the loan plus accrued interest is payable by December 31, 2010.
The Note is payable upon demand of M&T Bank. If any amounts due and payable upon demand are unpaid by the Company for five days or more after the demand of M&T Bank, the interest rate is automatically increased by 4%. The Note also contains customary representations, warranties and covenants made by the parties.
The Company intends to use the proceeds of the loan to finance pipeline projects in the Bath, Coopers Plain and Corning, New York areas.
The foregoing description of the Note is not complete and is qualified in its entirety by the full and complete terms of the Note. The Note is attached as Exhibit 10.1 to this current report and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure under Item 1.01 of this current report is also responsive to Item 2.03 of this report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
10.1	Demand Note of Corning Natural Gas Corporation dated October 27, 2008 in favor of Manufacturers and Traders Trust Company

SIGNATURES
               Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corning Natural Gas Corporation
Dated: October 31, 2008	/s/ Firouzeh Sarhangi
By Firouzeh Sarhangi, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Demand Note of Corning Natural Gas Corporation dated October 27, 2008 in favor of Manufacturers and Traders Trust Company

4